Exhibit 10.5
(English Translation)

China Huaneng

Huaneng Tieling Changtu Laochengzhen Wind Power Generation Project

Wind Turbine Tower Cylinder Purchase Contract

Contract Index: HN-C-TL/LC-WZ/TT-002

Buyer: Huaneng Tieling Wind Power Generation Co. Ltd.

Seller: Liaoning Creative Wind Power Equipment Co., Ltd.

Part I           General Terms and Conditions

In accordance with the Contract Law of the People’s Republic of China, Huaneng Tieling Wind Power Generation Co. Ltd (the Buyer), through the public bidding process, confirms to purchase Wind Turbine Tower Cylinder for Huaneng Tieling Changtu Laochengzhen project from Liaoning Creative Wind Power Equipment Co., Ltd. (the Seller). In order to define the rights and obligations, assist the mutual cooperation and assure the completion of this project, both parties, having negotiated, enter this contract.

1           Subject of Contract

1.1           The scope of supply in this contract should include but is not limited to the Wind Turbine Tower Cylinder, internal decoration, spare parts, boosting device, anti-falling system, specialized tool, technical information, loading, unloading and transit. Any item omitted from the supply list, which should have been included in the scope of the supply and is necessary to satisfy the requirement of the Technology Agreement warranting the performance of the contracted equipment, should be supplied by the Seller without giving rise to any cost and expense.

1.2           The usable life of Wind Turbine Tower Cylinder should exceed 20 years

1.3           The flange should be manufactured by Pingshan Heavy Industries Flange.

1.4           The boosting device should be manufactured by Beijing Daweite Technology Development Co, Ltd.

2           Contract Price and Documentation

2.1           This contract price is the contract price in total: Renminbi 29,805,000 Yuan even (In Capital: Twenty Nine Million Eight Hundred and Five Thousand Even), and shall cover all the cost, expense and tax including but is not limited to equipment and parts, insurance, tax payable by the Seller, packing, transit (including the towing and shipping), technical support, specification (including the transmittal of any information by mail pertaining to the wind turbine tower cylinder testing, inspecting, manufacturing and as-built drawing), design contact and the superintendent.

2.2           This Price is covering the cost and expense incurred through transit to the installation project site designated by the Buyer.

2.3           This contract price in total is the unit price nonnegotiable within the contract term.  The actual contract price in total will be determined by the actual quantity of Wind Turbine Tower Cylinder purchased.

2.4           The following documents constitute the agreements made by and between the Buyer and the Seller, with each read and understood as integrated part of this contract. Where any ambiguity or conflict between the documents arises, the clarifying explanation priority should follow the consecutive sequence of the documents as below.

(1)	Supplemental agreement or memorandum signed by both parties subsequent to this Contract;

(2)           This contract and its appendixes;

(3)           Bid winning notice;

(4)           Bidding invitation and the clarifications by the Buyer;

(5)           Bidding offer and the clarification by the Seller;

(6)           Drawings and technical information provided by the Seller during thecontract

2.5           Technology Agreement will be entered and signed as the appendix to this contract by the project companies.

3           Payment

3.1           All the payment under this contract shall be made in the Chinese Renminbi.

3.2           Method of payment: bank wire transfer or draft.

3.3           Partial payment shall be paid in the following ratio 1:2:1:3:2:1.

3.3.1           Advanced Payment: In three months prior to the first delivery, the Buyer shall pay 10% of the contract price, as the Advanced Payment, to the Seller within 30 business day after the Buyer is in receipt and review of an unconditional and irrevocable Performance Bond, issued by a domestic bank to guarantee the Seller’s performance under this Wind Turbine Tower Cylinder manufacture project, and a payment receipt by the Seller indicating 10% of the total contract price.

3.3.2           Payment for Prepared Materials: as soon as an inspection is conducted by the Buyer or the third party (the wind turbine manufacturer), in accordance with a technical agreement entered by three parties, after the flange and steel ordered by the Seller are delivered, the Buyer shall pay 20% of the contract price, as the payment for prepared materials, to the Seller within 30 business days after the Buyer is in receipt and review of the Seller’s flange and steel order contract, duplicate proof of payment and a payment receipt by the Seller indicating 20% of the contract price.

3.3.3           Payment for Ring Foundation Progress: as soon as an inspection is jointly conducted by the Buyer, the Superintendent, the Seller, the wind turbine manufacturer, the designer representative and the installation contractor after all the ring foundations are delivered to the project site,  the Buyer shall pay 10% of the contract price, as the payment for progress, to the Seller within 30 business days after the Buyer is in receipt and review of the bill of landing, supply list, insurance policy, inspection certificate and a payment receipt by the Seller indicating 10% of the contract price.

3.3.4           Payment for Wind Turbine Tower Cylinder Progress:  as soon as each set of the Wind Turbine Tower Cylinders are produced and delivered to the designated site, with inspection conducted at wind turbine plant before an inspection certificate jointly signed and issued by the Buyer, the superintendent, the Seller, the main equipment manufacturer, the designer representative and the installation contractor, the Buyer shall pay 30% of the contract price of the set, as the payment for progress, to the Seller within 30 business days after the Buyer is in receipt and review of bill of lading, supply list, insurance policy , the VAT Invoice equivalent to 100% of contract price for this Wind Turbine Towner Cylinder set and a payment receipt indicating 30% of the contract price.

3.3.5           As soon as all Wind Turbine Tower Cylinders are fully and completely installed pursuant to the contract schedule, the Buyer shall pay 20% of the contract price, as the inspection payment, to the Seller within 30 business days after the Buyer is in receipt and review of the inspection certificate and a payment receipt indicating 20% of the contract price.

3.3.6           The remaining 10% of the contract price is reserved as the Retainage. As soon as the quality warranty term expires, at the time when the Buyer confirms nonexistence of defect and issues a certificate, the Buyer shall pay 10% of the contract price, as the Retainage payment, to the Seller within 30 business days after the Buyer is in receipt and review of a payment receipt by the Seller indicating 10% of the contract price.  (If any defect is found, the Retainage should be deducted proportionately; if any replacing or repairing of the equipment is needed, the quality warranty term shall be computed from the day of the satisfied replacing or repairing.)

3.4           The payment date is determined by the day when the Buyer’s bank submits the payment.

3.5           In the event of the Seller’s non-performance or non-conforming performance, with the fault on the part of the Seller, the Seller shall be liable for the liquidated damage, penalty and/or the damage for breach of contract, and the Buyer is entitled to a deduction from any aforesaid payments.

4           Delivery and Shipment

4.1           Shipping Method: ground shipping.

4.2           Shipping Destination: FOB project site.

4.3           Designated Recipient: Huaneng Tieling Wind Power Generator Co. Ltd.

4.4           Delivery Timing:

Equipment Delivery Schedule

Seq. No.	Milestone	Time Frame	Remarks
1	Installation process activated	Date of the contract signed
2	First set of 10 ring foundations starting to be delivered at the designated site	Prior to May 10, 2010
3	Second set of 10 ring foundations starting to be delivered at the designated site	Prior to May 20, 2010
4	Third set of 10 ring foundations starting to be delivered at the designated site	Prior to May 31, 2010
5	First set of 10 Wind Turbine Tower Cylinder units delivered at (each) designated site	Prior to June 30, 2010
6	Second set of 10 Wind Turbine Tower Cylinder units delivered at (each) designated site	Prior to July 15, 2010
7	Third set of 10 Wind Turbine Tower Cylinder units delivered at (each) designated site	Prior to July 31, 2010

All the equipments shall be delivered in full compliance with the delivery schedule set forth in this contract. In order to coordinate with the field contractors, the specific delivery date will be provided by the Buyer’s advanced notice with which the Seller shall comply; otherwise, a written approval by the Buyer shall be obtained prior to delivery in advance of this schedule.

The Buyer shall not bear any cost and expense incurred from the suspended supply of Wind Turbine Tower Cylinder accumulated in the manufacture’s possession.

4.5           A written notice shall be given to the Buyer at the end of the equipment production.  The arrival date of the equipment at the delivery destination is the actual delivery date. On the day that the delivery is completed and the inspection certificate is issued, the title and the risk of loss on the Seller shall be transferred to the Buyer.

4.6           The Seller shall arrange the equipment shipping, at the expense of the Seller, including the cost of freight (including miscellaneous shipping expense) and insurance.

4.7           In order to notify the Buyer to get ready for equipment pick-up and storage, the Seller is hereby required to furnish the bill of lading by facsimile to the Buyer within one business day of loading.

4.8           The Seller shall take any necessary measure to wrap and tie the equipment to prevent damage during transit. If any loss or damage occurs, the Seller shall file a claim while immediately re-arranging the supply to keep the project on schedule.

4.9           The roads around the delivery site: the Seller shall investigate and be familiar with the condition of the roads around the delivery site, taking any necessary measure to secure the transit and project progress. The Seller shall submit a Wind Turbine Tower Cylinder shipping plan to the Buyer no later than 15 days after the contract is signed.

4.10           If any shipment fails to reach the designated site due to the fault of the Seller’s carrier, the extra cost and expense incurred from the re-arranging shipment shall be bore on the Seller.

4.11           If the Seller fails to unload the cargo due to an act of god, such as hurricane or heavy rain, the Buyer may provide assistance, with no assumption of any duty or expense on the part of the Buyer.

4.12           The specification shall be attached to the equipment.

4.13           The Buyer will conduct monthly check-up on the Seller’s supply progress, the result of which shall be taken into account to reset the Seller’s supply quantity. Unless the delay to the supply is caused under the Clause 9 of this contract, the Buyer is entitled to deduct an amount from the payment to the Seller as set forth by this contract. In addition, a notice of warning will be given, indicating that no action will be taken if the Seller could make up the delay in the subsequent monthly supply; otherwise, the Buyer shall be able to modify the supply quantity under this contract with a proportionate modification to the contract price in total.

5           Packing and Labeling

5.1           In order to safely deliver the supply to the project site in an un-damaged and non-corrosion condition, the packing shall be durable for long distance shipping and multiple loading and unloading, equipped with excellent anti-moisture, anti-corrosion, anti-shock and anti-dirt functions.  The Seller will be held liable for any loss or damage caused by defect packing.

5.2           If any corrosion, damage or loss to the equipment is caused by the Seller’s defect or improper packing or insufficient protective measure, the Seller is liable for any immediate repairing, replacing or damage.

5.3           Seller will be responsible for any on-site cleaning to the dirt on the interior or surface of the equipment caused by the Seller’s defect or improper packing or insufficient protective measure during the transit.

6           Quality Inspection

6.1           The Seller shall completely and meticulously inspect the quality, quantity and specification of the equipment in accordance with the technical agreements under the contract prior to any shipping out of the factory, at the expense of the Seller. At the same time, an inspection certificate containing specification bearing the signature of the wind turbine supplier, the Buyer or the Superintendent authorized by the Buyer, shall be issued.

6.2           As soon as the goods arrive at the delivery site, the Buyer will inspect the packing, surface and the quantity of the equipment in accordance with the technical agreements under the contract. If any non-conformance is found, the Seller should resolve it immediately. As soon as the equipment arrives at the installation site, the Buyer will invite the Superintendent, designer representative, main equipment manufacturer, as well as the Seller to conduct a joint inspection on the quality, specification and quantity. At the time of inspection, if the Seller is not timely present, the Buyer shall be able to proceed with the other relevant parties, the result and the record of which shall be valid to the contracting parties and serve as admissible evidence when the Buyer is filing a claim for damage against the Seller.

6.3           At the time of inspection, if any damage, defect, shortness or non-conformance with the quality standard and specification as set forth in the Technology Agreement is found, an inspection report shall record such finding, and is signed by both parties, with each holding a copy, which shall serve as admissible evidence when the Buyer is filing a claim for damage against the Seller.

6.4           If disagreed with the Buyer’s request for repairing, replacing and recovery as set forth in the aforesaid clauses, the Seller shall submit a reconsideration request to the Buyer within one week of receipt of the Buyer’s written notice; otherwise, it is deemed that the Buyer’s request is accepted.

6.5           If disagreement to the joint inspection report has occurred between the contacting parties, the inspection shall be assigned to a recognized inspection authority. The wind turbine supplier shall participate to this inspection, the result of which has the same legal effect and is binding to both parties, at the cost and expense of the liable party.

6.6           Upon receiving the Buyer’s request for repairing, replacing and recovery in accordance with the aforesaid clauses, the Seller should immediately repair, replace or supply the missing part, at the cost and expense of the Seller. Any resulting damage will be deducted by the Buyer from the Retainage or the next payment.

6.7           Any delay caused by repairing or replacing the equipment or parts, with the fault on the part of the Seller, shall not affect the production progress in general; otherwise, such delay will be treated in accordance with the Clause 7.0.

6.8           Any aforesaid inspection is only referring to the inspection upon delivery and shall not constitute an exemption to the Seller’s liability under the Clause 7 regarding the Seller’s product warranty.

6.9           The Seller should incorporate with the in-house Superintendent sent by the wind turbine main equipment manufacturer.

6.10           The Seller’s inspection shall be conducted by experienced technical personnel who have ever participated in any contract manufacturing Wind Turbine Tower Cylinder with more than megawatt.

7           Warranty and Claim

7.1           The Buyer provides the Seller with integrated manufacture drawing and specification of the Wind Turbine Tower Cylinder made by the wind turbine manufacturer, and the Seller shall confirm the applicability of the drawing to the manufacturing of the projected Wind Turbine Tower Cylinder. The Seller shall strictly comply with such drawing and standard or specification set forth in the technical document when manufacturing the Wind Turbine Tower Cylinder. The Seller should provide any document regarding the material purchase, manufacturing technology and anti-corrosion coating technology to the wind turbine manufacturer for review, and should proceed to production only if the quality measure and technology are approved by the wind turbine manufacturer.

7.2           Within 10 days subsequent to the contract signed, the Seller should provide detailed material preparation schedule and material source.  Each manufacturing stage including the material purchase, cutting, tower welding (welding technology, welding gap inspection, welding rework), tower pre-installation, anti-corrosion coating, shipping, loading and unloading and storage, should be in full compliance with the Wind Turbine Tower Cylinder manufacturing standard and specification set by the wind turbine manufacturer. If any product is disregarded or product rework is required due to the non-conformance with the standard or rule set by the wind turbine manufacturer, the Seller will be held liable for any damage resulting therefrom.

7.3           The height of the ring foundation supporting “W” Shape steel shall be determined by the actual height of the wind turbine.

7.4           The brand name for the paint to the Wind Turbine Tower Cylinder is Haihong. To the paint on the surface, the Seller provides the color card and the Buyer will decide the color. The Buyer’s Logo shall be printed to the Wind Turbine Tower Cylinder, with the font and printing provided by the Seller. The fee and expense are included in the contract price.  The place, height and color of the print will be determined by the Buyer.

7.5           The Seller shall produced 40 identical sets of locks for the Wind Turbine Tower Cylinder.

7.6           The quality warranty term under this contract is 18 months starting from the day when the installation is completed and inspected. After the quality warranty expires, the Buyer shall issue a final inspection certificate to the Seller within 15 days, conditioned on the full payment to the Buyer’s claim of damage submitted within the quality warranty.

7.7           During the quality warranty term, if any defect or non-conformance to this contract occurs, the Seller shall repair or replace within 48 hours, at it own expense. If the Seller failed to timely repair or replace, the Buyer shall be able to repair or replace on his own or by hiring outside contractor, at the Seller’s expense. The Seller shall be liable for the Buyer’s damage caused by the repairing and replacing.

7.8           If any repairing or replacing the defect equipment results in the suspended delivery or delayed installation, with the fault on the part of the Seller, the warranty shall be extended accordingly.

7.9           If any delay is caused by a failure to comply with the delivery schedule set forth by this contract, with the fault on the part of the Seller (except force majeure) , the Seller will be held liable for any damage incurred to the construction and installation contractors. In addition, the Buyer is entitled to a liquidated damage from the Seller pursuant to the following scale (unless the buyer agrees to an extension to the delivery or a waiver of damage), less than one week counts one week:

7.9.1           If 1 to 2 weeks delay, 2% of delayed supplies’ value will be imposed as weekly liquidated damage.

7.9.2           If 3 to 4 weeks delay, 4% of delayed supplies’ value will be imposed as weekly liquidated damage.

7.9.3           If 5 or more weeks delay, 6% of delayed supplies’ value will be imposed as weekly liquidated damage.

7.9.4           If 6 or more weeks delay, the Buyer is then entitled to terminate partial or whole contract and claim for liquidated damage for any delayed deliveries and damage.

7.10           The liquidated damage paid by the Seller does not release the Seller’s duty to continue supply under the contract.

7.11           If any defect of quality occurs or supply schedule fails to meet the Buyer’s requirement, the Buyer is entitled to assign the other Wind Turbine Tower Cylinder manufacturer to manufacture.

7.12           Any expense induced by the increased work and the compensation to the contraction and installation contractors that result from the defect of quality shall be bore by the Seller.

7.13           All Wind Turbine Tower Cylinder internal decoration pieces shall be brand new products, interchangeable with the corresponding installed pieces, made in accordance with the same specification, material, and manufacturing process, also interchangeable with the same part between the Wind Turbine Tower Cylinders.

7.14           During the hoisting and rigging, the Seller shall send a field engineer to participate in the installation process. The field engineer must have the experience to provide the field service to the same model Wind Turbine Tower Cylinder as this contract, and shall provide the corresponding training to the Buyer’s personnel.

7.15           The Performance Bond shall cover the entire quality warranty term and shall be valid till the end that any claim of damage is resolved (if any).

8           Tax

8.1           According to the nation’s laws, rules and regulations, the Seller shall assume the responsibility and pay the corresponding tax of this contract.

8.2           The contract price includes tax.

9           Force Majeure

9.1           If either party of the contract is affected to perform by an event of Force Majeure, any delay therefore shall not exceed a period equivalent to the period so affected, with no effect on the contract price.

9.2           Either party affected by the Force Majeure shall notify the other party immediately after the incident, and shall send by regular mail to the Buyer, within 7 days thereafter, the proof of incident issued by a qualified government agency of the place where the incident occurs.  The affected party shall make best effort to mitigate the damage and delay so affected by the event. The affected party, as soon as the affect by the event of Force Majeure is removed, shall resume performing immediately.

9.3           In the event that any delay caused by the Force Majeure exceeds 30 days, the Buyer, upon the belief that the necessity to perform the contract no longer exists, may terminate the contact, unless any necessity still remains, by which both parties shall proceed to a friendly negotiation on the continuing performance.

10           Applicable Law and Dispute Resolution

10.1           The law governing this contract is the law of the People’s Republic of China.

10.2           Any dispute arising out of this contract shall be settled initially through the friendly negotiation between the parties, if failed, then submitted to the immediate supervising authority of each party for further settlement negotiation. Unless the aforesaid efforts fail, either party may at its option submit the dispute for arbitration to the Beijing Arbitration Commission, or bring an action to a People’s Court at the place where the contract is signed.

10.3           The arbitration decision is binding to both contracting parties.

10.4           Any cost and expense incurred in the course of aforesaid proceedings, unless the arbitration decision rules otherwise, shall be borne at the losing party.

10.5           During the arbitration, any performance apart from the arbitrated dispute shall be continued.

11           Contract Effectiveness, Termination and Miscellaneous

11.1           This contract shall take effect on the day of signature and stamp by both parties, and be terminated upon the completion of performance and payment.

11.2           This contract is made in two original copies, one held by each contracting party, and twelve counterparts, eight held by the Buyer and four held by the Seller.

11.3           The appendixes are inseparable part of this contract, with the same legal effect as the contract.

11.4           Once the contract takes effect, neither party could unilaterally modify the content of this contract (including the appendixes) at its solo discretion. Any change, modification or supplement shall be made in writing, signed by the corporate representative (or authorized representative) of both parties upon negotiation, once signed, shall become integrated part of the contract with the same legal effect.

11.5           Party B is prohibited from assigning partial or whole of its right or obligation under this contract to any third party.

This page is set for signature page.

Buyer:	Huaneng Tieling Wind Power Generation Co. Ltd	Seller:	Liaoning Creative Wind Power Equipment Co., Ltd.
Address:	Pingdingbao Zhen, Tieling City, Liaoning Province	Address:	Maoshan Industry Yuanqu C Qu, Tieling City, Liaoning Province
Facsimile:	0410-4109102	Facsimile:	0410-6129933
Telephone:	0410-4109101	Telephone:	0410-6129900
Zip code:	112000	Zip code:	112000

Buyer:		Seller:
(Stamp in red)		(Stamp in red)

Huaneng Tieling Wind Power Generation Co. Ltd		Liaoning Creative Wind Power Equipment Co., Ltd.
Stamp Exclusive for Contract		Stamp Exclusive for Contract

Corporate Representative or Authorized Representative		Corporate Representative or Authorized Representative
Signature: /s/ Jianjun Zhang		Signature: /s/ Zhao, Min 2010.04.09